For Immediate Release

ShopNBC Announces Withdrawal of Share Registration Request by NBC Universal

MINNEAPOLIS, MN –– March 25, 2008: ShopNBC (NASDAQ: VVTV) today announced NBC Universal has withdrawn its request to have the approximately 6.4 million shares of the Company’s Class A common stock it currently holds registered for sale.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction.

About ShopNBC

ShopNBC reaches 70 million homes in the United States via cable affiliates and satellite: DISH Network channel 228 and DirecTV channel 316. ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV). For more information, please visit www.ShopNBC.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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CONTACTS:
Frank Elsenbast, Chief Financial Officer, 952-943-6516
Anthony Giombetti, Investor Relations, 763-496-1915